Exhibit 23.6

Collins Barrow Edmonton LLP 2380 Commerce Place 10155 – 102 Street N.W. Edmonton, Alberta T5J 4G8 Canada T. 780.428.1522 F. 780.425.8189 www.collinsbarrow.com

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in the Registration Statement on Form S-1A of ATD Corporation of our report dated June 20, 2014, except with respect to Note 14 (footnotes (a), (c), and (d)) which the date is August 18, 2014, relating to the financial statements of Trail Tire Distributors Ltd. as of and for the two years ended February 28, 2014 and February 28, 2013 which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Collins Barrow Edmonton LLP

Chartered Accountants

January 9, 2015

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